Exhibit 99.1

Spherix Announces Litigation Update in Lawsuits
Against VTech and Uniden

Spherix, VTech and Uniden Agree to Schedule in Patent Infringement Litigation, Consolidated Markman Hearing in October 2014

TYSONS CORNER, Va., Feb. 12, 2014 /PRNewswire/ -- Spherix Incorporated (SPEX) -- an intellectual property development company committed to the fostering and monetization of intellectual property, announced today that it and defendants VTech and Uniden submitted agreed patent litigation schedules to the U.S. District Court for the Northern District of Texas. The parties proposed that Markman Hearings for the two cases be consolidated and that the joint Markman Hearing be held October 2, 2014. The proposed schedule and Markman Hearing is subject to approval by the court, and such approval and the outcome of any litigation cannot be assured.

CEO Anthony Hayes stated, “The parties have begun to exchange discovery requests and Spherix looks forward to presenting its facts in this case.  We believe this is an extremely important step for the company and appreciate that both Uniden and VTech agreed to a joint Markman Hearing in the two cases.”

About Spherix

 Spherix Incorporated was launched in 1967 as a scientific research company.  Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Investor Relations
Phone: (703) 992-9325
Email: info@spherix.com

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